                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of

              the Securities Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X])

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-12

                         CURATIVE HEALTH SERVICES, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1)   Title of each class of securities to which transaction applies:

      --------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

      --------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------

      (5)   Total fee paid:

      --------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      --------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

      (3)   Filing Party:

      --------------------------------------------------------------------------

      (4)   Date Filed:

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

[CURATIVE LOGO]

April 28, 2005

Dear Fellow Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders of Curative Health Services, Inc. to be held at 10:00 a.m., Eastern Standard Time on Wednesday, June 1, 2005 at the Sheraton Nashua Hotel, 11 Tara Boulevard, Nashua, New Hampshire.

The notice of meeting and proxy statement accompanying this letter describe the specific matters to be considered and voted upon at the Annual Meeting.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

Please give this information your careful consideration. It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the envelope provided.

Best regards,

/s/ Paul F. McConnell
-------------------------------------
Paul F. McConnell
President and Chief Executive Officer

                         CURATIVE HEALTH SERVICES, INC.
                             CORPORATE HEADQUARTERS
                                150 MOTOR PARKWAY
                               HAUPPAUGE, NY 11788

                                 April 28, 2005

To Holders of the Common Stock of
CURATIVE HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The 2005 Annual Meeting of Shareholders of Curative Health Services, Inc. will be held on Wednesday, June 1, 2005 at 10:00 a.m., Eastern Standard Time, at the Sheraton Nashua Hotel, 11 Tara Boulevard, Nashua, New Hampshire, for the following purposes:

      (1) To nominate and elect nine (9) directors for terms expiring at the 2006 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

      (2) To ratify the appointment of Ernst & Young LLP as the Company's independent auditors; and

      (3) To transact such other business as may properly come before the meeting.

      It is important that your stock be represented at the meeting regardless of the number of shares that you hold. Whether or not you plan to attend the meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                             By Order of the Board of Directors

                                             /s/ Nancy F. Lanis
                                             -----------------------------------
                                             Nancy F. Lanis, Esq.
                                             Secretary

                          CURATIVE HEALTH SERVICES INC.

                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held Wednesday, June 1, 2005 at 10:00 a.m., Eastern Standard Time, at the Sheraton Nashua Hotel, 11 Tara Boulevard, Nashua, New Hampshire 03062, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by the shareholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the ratification of the appointment of the Company's independent auditors, and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the Meeting.

      The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to shareholders of the Company on or about April 28, 2005.

      Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before it is exercised at the Meeting by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

      Shareholders of record at the close of business on April 8, 2004 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 8, 2005 consisted of 12,984,798 shares of common stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

      A copy of the Company's Annual Report for the year ended December 31, 2004 is being furnished to each shareholder with this Proxy Statement.

                                   PROPOSAL #1

                              ELECTION OF DIRECTORS

      Section 3.02 of the Company's bylaws provides that the number of members of the Board of Directors shall be six or such other number as shall be determined from time to time by resolution of the Board of Directors or the shareholders. The Board of Directors has by resolution set the number of directors at nine.

      The Company's bylaws provide that directors shall be elected at the annual meeting of shareholders. Nine directors are to be elected at the Meeting, each to hold office until the next Annual

Meeting of Shareholders and until his successor is elected and qualified. In accordance with a recent change in Minnesota law, the nominees for election as directors at the Meeting will be elected by a plurality of the votes cast at the Meeting. This means that since shareholders will be electing nine directors, the nine nominees receiving the highest number of votes will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. Cumulative voting is not permitted. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

      The following table lists the persons to be nominated for election as directors and their offices in the Company, if any:

       NAME                                    POSITION
       ----                                    --------
Timothy I. Maudlin              Chairman of the Board
Paul F. McConnell               Director, President and Chief Executive Officer
John C. Prior                   Director, Chief Operating Officer
Paul S. Auerbach, MD            Director
Daniel E. Berce                 Director
Peter M. DeComo                 Director
Lawrence P. English             Director
Joseph L. Feshbach              Director
Gerard Moufflet                 Director

      Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

      Timothy I. Maudlin, 54, a co-founder of the Company, became Chairman of our Board of Directors in February, 2005. He has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin also served as President of the Company from November 1984 through December 1986. Mr. Maudlin has been the Managing Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin also served as a Principal of Venturi Group LLC, an incubator and venture capital firm, from 1999 to October 2001, and as Chief Financial Officer of Venturi Group LLC from October 2001 into 2002. Currently, Mr. Maudlin also serves as a director of several private companies. Mr. Maudlin is a certified public accountant and holds a B.A. degree from St. Olaf College and a Masters of Management degree from the Kellogg School of Management at Northwestern University.

      Paul F. McConnell, 51, has been the President and Chief Executive Officer of the Company since November 2004, and a director of the Company since April 2004. Mr. McConnell founded Critical Care Systems, Inc. in 1991 and served as President and Chief Operating Officer of the Company from April 2004 through November 2004, following the acquisition of Critical Care Systems, Inc. by the Company. Mr. McConnell has more than 25 years of healthcare experience, primarily in the home infusion industry. Previously, Mr. McConnell held management positions with Critical Care America, including Vice President of New Market Development. Mr. McConnell was also a founder of the national home infusion therapy company, Chartwell Home Therapies, where he managed sales, marketing and operations. Prior to this, he held sales management and hospital sales positions in the pharmaceutical industry. Mr.

McConnell holds a B.S. degree in Biology from Bates College and a B.S. degree in Pharmacy from the Massachusetts College of Pharmacy and Health Sciences.

      John Prior, 51, has been Chief Operating Officer of the Company since November 2004, and has been a director of the Company since April 2001. Mr. Prior served as President of the Company's Wound Management Services business unit, from March 2001 through November 2004. He also served as Executive Vice President and General Manager of the Company from September 2000 to March 2001, and as Interim Chief Executive Officer from March 2001 to September 2001. From August 1995 until September 2000, Mr. Prior served as Senior Vice President, Finance and Chief Financial Officer. From February 1991 to August 1995, Mr. Prior served as Vice President of Finance, and he was Secretary from October 1993 until September 2001. From July 1987 to February 1991 he served as Controller of the Company. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

      Paul S. Auerbach, M.D., M.S., 54, has been a director of the Company since February 2000. Since March 2005, he served as Clinical Professor of Surgery, Division of Emergency Medicine, Stanford University Medical Center. From August 2003 to May 2004, Dr. Auerbach served as Chief Operating Officer of KAI Pharmaceuticals, Inc., a private biotechnology company, and from May 2004 through March 2005, he served as an independent consultant to a number of companies. From October 1999 to 2003, Dr. Auerbach served as a Venture Partner with Delphi Ventures, a venture capital firm. From 1997 until 1999, Dr. Auerbach served as Chief Operating Officer of MedAmerica, a private company, and from 1995 to 1996, he served as Chief Operating Officer of Sterling Healthcare Group, a publicly traded company. Prior to that, Dr. Auerbach was Professor and Chief of Emergency Medicine at Stanford University Medical Center and, prior to that, held the same positions at Vanderbilt University Medical Center.

      Daniel E. Berce, 51, has been a director of the Company since February 2000. Since April 2003, Mr. Berce has served as President of AmeriCredit Corp., a publicly traded finance company, and since 1990 Mr. Berce has served as a director of AmeriCredit Corp. From November 1996 until April 2003, he served as Vice Chairman and Chief Financial Officer of AmeriCredit Corp. From November 1994 until November 1996, Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp. and from May 1990 until November 1994, he served as Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp.. Prior to joining AmeriCredit, he was a partner with Coopers & Lybrand for four years and was with such firm for fourteen years. Mr. Berce is a certified public accountant. Mr. Berce is a director of AZZ Incorporated, a publicly held company that manufactures specialty electronic equipment and provides galvanizing services to the steel fabrication industry.

      Peter M. DeComo, 57, has been a director of the Company since January 2004. Mr. DeComo was a co-founder of Renal Solutions, Inc. in August, 2000 and currently serves as its Chairman and Chief Executive Officer. From June 1999 until June 2000, Mr. DeComo was the Chief Operating Officer of HemoTherapies Inc., the license partner to HemoCleanse Inc. for the Liver Dialysis System. From June 1996 until May 1999, Mr. DeComo was Senior Vice President of the Infusion Therapy/Biotech Operating Division for Olsten Health Services, now a part of the specialty pharmacy business of Accredo Health. Mr. DeComo has held numerous senior level positions in the health care industry specializing in the provision of specialized products and services to patients in the home setting.

      Lawrence P. English, 64, has been a director of the Company since May 2000. Since June 2000, Mr. English has been the Chief Executive Officer and a director of QuadraMed Corporation, a publicly traded healthcare information technology company. Since December 2000, Mr. English has been

Chairman of the Board of QuadraMed. As of January 5, 2005, QuadraMed consolidated the executive officer positions of Chief Executive Officer and Chief Operating Officer, and Mr. English assumed the roles of President and Chief Operating Officer. Mr. English was the Founder and Chief Executive Officer of Lawrence P. English, Inc., a private turn-around management firm, from January 1999 to June 2000. He was the Chairman of the Board and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company for plastic surgeons, from July 1997 to January 1999. Until he resigned in September 2002, he served as Director of Clarent Hospital Corporation, formerly Paracelsus Healthcare Corporation, since May 1999 and as the Non-Executive Chairman of the Board since February 2000. From March 1992 to August 1996, Mr. English was President of CIGNA HealthCare, one of the nation's largest health maintenance organizations. Prior to 1992, Mr. English held numerous senior level positions at CIGNA. Mr. English was a member of the Jackson Hole Group and a founder of the Allegiance for Managed Care. Mr. English possesses a Bachelor of Arts degree from Rutgers University and a Masters of Business Administration from George Washington University, and is a graduate of Harvard Business School's Advanced Management Program.

      Joseph L. Feshbach, 51, has been a director of the Company since February 2000, and served as our Chairman of the Board from November 2000 through February 2005. From July 2002 through November 2004, Mr. Feshbach also served as the Company's Chief Executive Officer. In March 2001 Mr. Feshbach was named Executive Chairman. Mr. Feshbach served as Interim Chief Executive Officer from March 2002 through July 2002. Since February 2005, Mr. Feshbach has been the Managing Member of Joseph Feshbach Partners, LLC, an investment company focused on investing in the securities of North American companies undergoing a corporate crisis. From December 1998 to March 2002, Mr. Feshbach was a private investor. From 1983 to 1998, Mr. Feshbach was a co-founder and General Partner of Feshbach Brothers, a money management and brokerage firm. During his 15 year career at Feshbach Brothers, Mr. Feshbach was responsible for both research and capital formation. After retiring from Feshbach Brothers in 1998, Mr. Feshbach invested his family's capital primarily in publicly traded equities. Mr. Feshbach is a director of QuadraMed Corporation, a publicly traded healthcare information technology company and is Chairman of its Strategy Committee.

      Gerard Moufflet, 61, has been a director of the Company since November 1989. Mr. Moufflet is the Chief Executive Officer and founder of Acceleration International Corp., a private equity firm focused on healthcare investments in Europe and the United States. From 1989 to December 2001, Mr. Moufflet served as Managing Director of Advent International Corporation, an equity investment firm with funds under management totaling over $6 billion. Prior to joining Advent, from 1972 to 1989, Mr. Moufflet worked for Baxter International, where he was in charge of various European and African operations and served as Head of Worldwide Strategic Planning for the dialysis product line. When he became Corporate Vice President and Vice President of Baxter World Trade, Baxter had grown to $7 billion in sales. Mr. Moufflet is a director of Serologicals Corporation, a publicly traded company and global provider of biological products and enabling technologies, and American Dental Partners, Inc., a publicly traded company. He also serves as a director of several privately held companies in Europe and the United States. Mr. Moufflet is a graduate of the EDHEC Business School in France, and holds a Masters in Business Administration degree from the University of Pittsbugh where he was a Pittsburgh Plate Class Foundation Scholar. He is a Harvard Business School Advanced Masters Program graduate and has been honored by the President of France as a "Chevalier de l'Ordre du Merite National".

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD OF DIRECTORS

      Corporate governance encompasses the internal policies and practices by which the Company is operated and controlled on behalf of its shareholders. Corporate governance at the Company is designed to drive superior performance by making the most effective use of the collective skills and experience of directors. The Company believes that a good system of corporate governance enables it to maintain the confidence of investors and is a source of competitive advantage.

      The Board of Directors is responsible for the control and direction of the Company. The role of the Board of Directors is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under Minnesota law, other constituencies, such as the Company's employees, customers, suppliers and the communities in which it does business. The Board strives to ensure success and continuity of the Company's business through the election of qualified management. It is also responsible for ensuring that the Company's activities are conducted in a responsible and ethical manner.

      Shareholders who desire to communicate directly with the Board of Directors should provide their communication to the Board in writing sent to the Corporate Secretary at the principal executive offices of the Company, currently at 150 Motor Parkway, Hauppauge, NY 11788. The Corporate Secretary will forward such communication to the chair of the Governance Committee, or if principally related to financial or accounting matters or internal controls, to the chair of the Audit Committee.

      The Board of Directors currently consists of nine directors, six of whom are independent, non-employee directors as independence is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The Board has determined that Messrs. Maudlin, Auerbach, Berce, DeComo, English and Moufflet are independent directors. All of the Company's directors stand for re-election every year. At each regularly scheduled Board meeting, the non-employee directors meet in executive session without any members of management present. Director attendance at the shareholder annual meeting is required, absent extenuating circumstances.

      The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Governance Committee and a Regulatory and Compliance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Under their respective charters, each of the Audit Committee, the Compensation Committee, the Governance Committee and the Regulatory and Compliance Committee is authorized to retain and consult with external advisors, consultants and counsel as needed to fulfill its responsibilities. Each of these committees maintains written minutes of its meetings and regularly reports to the Board regarding its determinations and recommendations on matters within the scope of its duties and responsibilities.

      EXECUTIVE COMMITTEE. The members of the Executive Committee are Messrs. English (as Chairman beginning in August 2002), and Feshbach (as Chairman until August 2002), Moufflet and Berce. The Executive Committee advises the Board regarding strategic, operational and legal matters, as appropriate from time to time. The Executive Committee may also exercise the authority of the Board between Board meetings when (i) the Chairman of the Board determines that it is not practical to defer action until a special or regular meeting of the Board, or (ii) the Board specifically has authorized the action being taken, or (iii) the matter being acted upon is administrative in nature, is not otherwise the responsibility of another standing committee of the Board and does not merit attention by the full Board. In 2004, the Executive Committee did not hold meetings.

      AUDIT COMMITTEE. The members of the Audit Committee are Messrs. Berce (as Chairman), English and Maudlin, each of whom is an "independent director" as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. Messrs. Berce and Maudlin are "financial experts" as the term is defined in the Securities and Exchange Commission rules. The charter of the Audit Committee, as amended in April 2004, is available on the Company's website at www.curative.com. The Audit Committee assists the Board of Directors in the oversight of the integrity of the Company's financial statements; the Company's compliance with financial reporting and other legal and regulatory reporting requirements; the independence, qualifications and performance of the Company's internal and external auditors; and the adequacy of the Company's internal controls. In performing these functions, the Audit Committee meets periodically with management and the independent auditors (including sessions without management present). In addition, as provided in its charter, the Audit Committee selects and engages the independent auditors for the Company, and approves in advance any engagement of the independent auditors to provide audit or non-audit services to the Company. In 2004, the Audit Committee met six times.

      COMPENSATION COMMITTEE. In 2004, the members of the Compensation Committee (formerly known as the Compensation and Stock Option Committee) consisted of Messrs. Berce (as Chairman until October 2004), Maudlin (as Chairman from October 2004) and Auerbach. In March 2005, Mr. English replaced Mr. Maudlin as a member and as Chairman of the Compensation Committee. All the members of the Compensation Committee are "outside directors" (as defined with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended), are "non-employee directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended), and are "independent directors" (as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules). The Compensation Committee has oversight responsibility for director and executive compensation, benefits and perquisites policies and strategies of the Company; reviews and determines all forms of compensation to be provided to the executive officers of the Company, including equity compensation, benefits and perquisites; recommends to the Board of Directors forms of compensation to be provided to the directors of the Company; reviews and provides general guidance with respect to the bonus and equity compensation of employees; and makes all determinations regarding the administration of the Company's equity compensation plans and awards. In 2004, the Compensation Committee met eight times.

      GOVERNANCE COMMITTEE. The members of the Governance Committee are Messrs. Maudlin (as Chairman), Auerbach and Moufflet. All the members of the Governance Committee are non-employee directors and are independent, as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The charter of the Governance Committee, as amended in February 2004, as well as the Company's Corporate Governance Guidelines, are available on the Company's website at www.curative.com. The Governance Committee establishes the evaluation procedure and minimum qualifications of the members of the Board and its committees; identifies and recommends nominees for the Board and its committees, oversees succession planning for the Company's Chief Executive Officer; and develops, recommends to the Board and oversees corporate governance principles applicable to the Company. The Governance Committee also monitors compliance with the Company's corporate governance principles and code(s) of ethics for the chief executive and senior financial officers, and reviews and addresses conflicts of interest of directors, the chief executive officer and other Board-appointed officers.

      The Governance Committee, in consultation with the Chairman and CEO, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur from resignations or any other reason. The Governance Committee will consider nominees for director recommended by a director, chief executive or other officer, third party search firm or shareholders. Candidates are selected for their character, judgment, business experience and acumen, and high performance standards. Additional relevant competencies include health care industry experience, demonstrated leadership or management experience, public company board experience, familiarity with national issues affecting the business, financial and accounting expertise, and compatibility with the Board. Under our Corporate Governance Guidelines and our Bylaws, shareholders desiring to recommend nominations to the Board are required to submit such recommendations by written notice to the Corporate Secretary of the Company. Such notice must be received at the Company's principal executive offices at least 60 days before the date that is one year after the prior year's annual shareholder's meeting. Such notice shall set forth (i) the name and record address of both the shareholder and of any beneficial owner on whose behalf the nomination is being made ("Beneficial Owner"); (ii) the class and number of shares of the Company owned by both the shareholder and by any Beneficial Owner;

(iii) the name, age, business address, principal occupation or employment and residence address of each nominee; and (iv) the class and number of shares owned by each nominee. The Governance Committee shall consider any recommendations made by the shareholders in the manner prescribed as it considers appropriate, and evaluate any nominees so recommended in accordance with the standards for director candidates set forth in the Company's Corporate Governance Guidelines. The Company engages the services of a third party search firm to assist in the identification and evaluation of candidates. The Governance Committee is under no obligation to accept a nominee proposed by a shareholder; however, the Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination. All nominations ultimately made by the Governance Committee are in such committee's sole discretion. Final approval of a candidate is determined by the full Board of Directors. In 2004, the Governance Committee met three times.

      REGULATORY AND COMPLIANCE COMMITTEE. The members of the Regulatory and Compliance Committee are Dr. Auerbach (as Chairman), Mr. DeComo and Mr. McConnell (who replaced Mr. Feshbach in May 2004). The Committee reviews and oversees the compliance by the Company, and its agents and employees, with applicable legal requirements relating to providers and suppliers of healthcare services and products, the Company's Code of Business Conduct and compliance program, and any applicable corporate integrity agreement entered into or binding on the Company. In 2004, the Regulatory and Compliance Committee met three times.

      During 2004, the Board of Directors met nine times. Each incumbent director attended at least 75% of all meetings of the Board and applicable committees held during 2004. The Board and the committees also act from time to time by written action.

COMPENSATION OF DIRECTORS

      In 2004, each non-employee director was paid an annual retainer of $15,000, $1,500 for each Board meeting attended in person or $1,000 for each Board meeting participated in by means of conference telephone; $1,500 for each Audit Committee meeting attended in person (other than an Audit Committee meeting held on the same date as a Board meeting); $1,000 for each Audit Committee meeting held on the same date as a Board meeting or participated in by means of conference telephone; $1,250 for each non-Audit Committee meeting attended in person (other than a non-Audit Committee meeting held on the same date as a Board meeting); and $750 for each non-Audit Committee meeting held on the same date as a Board meeting or participated in by means of conference telephone. The chairman of the Audit Committee received an additional annual retainer fee of $4,000 and the chairman of each non-Audit Committee received an additional annual retainer fee of $3,000.

      In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its Common Stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

      In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Director Plan"). The purpose of the Director Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of Common Stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Director Plan strengthens that link. The Director Plan provides for an automatic initial grant of options to purchase 15,000 shares of Common Stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. The Director Plan also provides for the automatic grant of an option to purchase 15,000 shares of Common Stock, at market value on the date of grant, each time a non-employee director is re-elected as a member of the Board. Further, the Director Plan provided for the automatic one time grant of an option to purchase 45,000 shares of Common Stock, at market value on date of grant, upon a non-employee director's election as a member of the Board at the 2002 Annual Meeting of Shareholders. Upon their election to the Board in May 2002, the non-employee members of the Board of Directors were each granted options to purchase 45,000 shares of Common Stock at $13.16 per share, vesting immediately as to one-third of such shares, vesting after one year as to another third of such shares, and vesting after two years with respect to the final third of such shares, subject to certain conditions. The Director Plan also provides that for all directors who are granted the one time option to purchase 45,000 shares as described above, there shall be no grants under the Director Plan in connection with the Company's 2003 and 2004 Annual Meetings of Shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee during 2004 consisted of Messrs. Auerbach, Berce and Maudlin. In March 2005, Mr. English replaced Mr. Maudlin as a member and as Chairman of the Compensation Committee. Mr. Maudlin served as President of the Company from October 1985 through December 1986. In December 2001, the Company loaned Mr. Maudlin $133,683. In January 2002, the Company loaned Dr. Auerbach $77,495. Each of the loans represented 80% of the aggregate exercise price payable to the Company by the directors in connection with an exercise of certain Company stock options. As of March 1, 2005, all of such loans had been fully repaid. See "Certain Transactions" for more information about these loans.

                               EXECUTIVE OFFICERS

      Set forth below is certain information about each current executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are appointed by the Board of Directors to serve until the next Annual Meeting of the Shareholders or until their successors are elected and qualified.

      Thomas W. Axmacher, 46, has served as our Executive Vice President of Finance and Chief Financial Officer since March 2003. From April 2002 to March 2003, he served as Senior Vice President of Finance and Chief Financial Officer. From March 2001 to April 2002, he served as Vice President of Finance and Chief Financial Officer. From August 1997 to March 2001, Mr. Axmacher served as Vice President and Controller. From March 1991 to August 1997, he served as Controller of the Company. Prior to joining the Company, Mr. Axmacher spent six years at Tempo Instrument Group, an electronics manufacturer, where he served as Vice President and Controller.

      Nancy F. Lanis, 48, has served as our Executive Vice President, General Counsel and Secretary since March 2003. She served as Senior Vice President and General Counsel from June 2001 to March 2003, and has served as Corporate Secretary since September 2001. From March 2000 to June 2001, Ms. Lanis was Of Counsel at Ruskin, Moscou, Evans & Faltischek, P.C. in the Corporate and Health Law Practice Groups. From September 1991 to March 2000, Ms. Lanis held a number of positions with the Health Services Division (subsequently known as Gentiva Health Services, Inc., and a portion of which has since been acquired by Accredo Health, Incorporated) of Olsten Corporation, ultimately serving as its Vice President and General Counsel for Infusion and Biotech at the time of her departure. Ms. Lanis was Corporate Counsel at W.R. Grace & Co. from 1985 to September 1991, and was associated with the firm of Cole & Deitz (now known as Winston & Strawn) from 1983 to 1985. Ms. Lanis has executed a separation agreement with the Company whereby her employment will terminate as of May 31, 2005, in connection with a consolidation of the Company's corporate headquarters and corporate functions in Nashua, New Hampshire.

      Roy McKinley, 46, has served as Senior Vice President, Wound Care Operations since November 2004. From September 2000 through November 2004, he served as Senior Vice President, with business development, sales, marketing and related responsibilities for the Company's wound care management business. From July 1998 to September 2000, Mr. McKinley held the position of Vice President of Sales and Marketing, and from January 1996 to 1998, he served as the South West Region Vice President. Prior to joining the Company, Mr. McKinley was an Area Vice President for the Mid Atlantic Area for Coram Healthcare, Inc., a Denver-based alternate-site infusion and ancillary healthcare services company. From 1985 to 1993, Mr. McKinley held regional and general management positions with McGaw, Inc. and Medical Care America, Inc., in the medical supply and alternate-site infusion care industries.

      Craig J. Vollmer, 38, has served as Senior Vice President, Sales and Marketing since April 2004. Previously, he held the following positions for Critical Care Systems, Inc. (a subsidiary of the Company acquired in April
2004): Vice President of Sales from January 2003 to March 2004; National Sales Director from February 2002 to December 2003 and Area Sales Director (South) from July 2000 to January 2002. Prior to working with Critical Care Systems, Inc. and the Company, Mr. Vollmer held sales and management positions with Coram Healthcare and Critical Care America.

      Andrew C. Walk, 44, has served as Senior Vice President, Operations for our Specialty Infusion business unit since April 2004. Previously, he served as Area Vice President of Critical Care Systems, Inc. (a subsidiary of the Company acquired in April 2004) from June 2000 to April 2004. In this position, he was responsible for directing the day-to-day management of the Critical Care Systems, Inc.'s Midwest branches. Mr. Walk has devoted his entire career to the health care field, bringing a wealth of experience to his role at the Company. From 1998 to 2000, Mr. Walk was a partner in the St. Louis-based health care consulting company, Healthcare Strategic Initiatives, where clients included hospitals, physicians and managed care organizations. Prior to that, Mr. Walk worked for Coram Healthcare as a Regional Vice President from 1995 to 1998, and as a General Manager from 1992 to 1995. Mr. Walk started his healthcare career in 1985 with Travacare which in 1987 became Caremark Inc. and held various positions, including General Manager. Mr. Walk holds a B.S. degree in pharmacy from the St. Louis College of Pharmacy.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each person who served as the Chief Executive Officer of the Company at any time during 2004,
(ii) the four executive officers of the Company (other than its chief executive officer) most highly compensated in salary and bonus for 2004 who were also serving as executive officers of the Company on December 31, 2004, and (iii) the most highly compensated person in salary and bonus for 2004 who served as an executive officer of the Company during 2004 but was not serving as an executive officer on December 31, 2004 (the "named executive officers").

                                                                           LONG TERM
                                             ANNUAL COMPENSATION          COMPENSATION
                                          -------------------------  ----------------------
                                                             OTHER   RESTRICTED  SECURITIES   ALL
                                                             ANNUAL     STOCK    UNDERLYING  OTHER
   NAME AND PRINCIPAL POSITION             SALARY    BONUS    COMP.    AWARDS      OPTIONS   COMP.
    (AS OF DECEMBER 31, 2004)       YEAR     ($)    ($)(1)   ($)(2)    ($)(3)        (#)     ($)(4)
----------------------------------  ----  --------  -------  ------  ----------  ----------  ------
Joseph Feshbach(5)                  2004   353,077       --    --       487,000     75,000   4,287
Special Advisor                     2003   423,942       --    --            --     75,500     808
                                    2002   313,385  333,333    --             0    350,000     969

Paul McConnell(6)                   2004   270,285       --    --     2,000,000         --   2,163
President and Chief Executive
Officer

John Prior                          2004   283,846       --    --            --     35,000   3,461
Chief Operating Officer             2003   270,000       --    --            --     25,500     519
                                    2002   270,000  122,850    --             0          0   1,662

William Tella (7)                   2004   291,509  100,000    --            --     40,000   1,749
Advisor                             2003   274,656       --    --             0     50,500     481
                                    2002   235,461  200,000    --             0    100,000     778

Nancy Lanis                         2004   259,695       --    --            --     30,000   2,332
Executive Vice President,           2003   239,483   52,516    --            --     25,500     760
General Counsel and                 2002   200,000  171,200    --             0    100,000   2,086
Secretary

Thomas Axmacher                     2004   244,069       --    --       409,800     30,000   5,240
Executive Vice President            2003   210,516   48,500    --            --     25,500   2,826
and Chief Financial Officer         2002   168,539  130,000    --             0     25,000   1,279

Anne Bruce(8)                       2004  $214,616       --    --            --     20,000      --
Senior Vice President- Information  2003  $145,846       --    --            --     60,000      --
Systems and Chief Information
Officer

---------------------
(1) Amounts shown for 2003 and 2004 represent bonuses paid under the Company's Incentive Compensation Plan. Amounts shown for 2002 represent discretionary bonuses paid under the Company's Incentive Compensation Plan and, with respect to bonuses paid in 2002, bonuses awarded with respect to particular achievements during 2002. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3) The number of shares of restricted stock awarded were as follows: Mr. Feshbach 100,000 shares and Mr. Axmacher 60,000 shares in 2004. In addition, Mr. McConnell was awarded 157,604 restricted stock units in 2004, when he joined the Company in connection with the Company's acquisition of Critical Care Systems, Inc. The value of such shares is calculated using the closing price for the Company's Common Stock on the date of the award, except that Mr. Feshbach's grant was valued at the closing price on the day prior to the award. ] As of December 31, 2004, an aggregate of 300,938 shares of restricted stock were held by the named executive officers with an aggregate value of $2,061,425 based on the closing price on that date. Eight thousand, three hundred and thirty four of the shares covered by Mr. Feshbach's award vested on the date of grant with the balance vesting thereafter on the first day of each month commencing with December 1, 2004 and ending on October 1, 2005. One third of the shares covered by Mr. Axmacher's 2004 restricted stock award vest after one year with the balance of such award vesting thereafter in eight equal quarterly installments following the initial vesting date, if Mr. Axmacher remains continuously employed by the Company until each of such dates; provided, however, that that no such shares shall vest unless prior to the respective vesting date, Mr. Axmacher shall have moved to the Company's corporate headquarters in Nashua, New Hampshire. One third of the shares covered by Mr. McConnell's 2004 restricted stock unit award vest after one year with the balance of such award vesting thereafter in eight equal quarterly installments following the initial vesting date. The recipients of these restricted stock and restricted stock unit awards are entitled to receive any dividends declared with respect to the restricted shares or restricted share units.

(4)   All amounts represent Company matching contributions to its 401(k) plan.

(5) Mr. Feshbach was hired as Interim Chief Executive Officer of the Company in March 2002, and served as Chief Executive Officer of the Company from July 2002 through November 2004. Mr. Feshbach agreed to be paid $1.00 for his services from October 2004 through October 2005 and the Company granted Mr. Feshbach 100,000 restricted shares, all pursuant to a Transition Agreement entered into with the Company in anticipation of his becoming a Special Advisor in November 2004. From November 2004, Mr. Feshbach was no longer an executive officer.

(6) Mr. McConnell was hired as an executive officer in April 2004, and as President and Chief Executive Officer in November 2004.

(7)   Mr. Tella ceased to be an executive officer in April 2004.

(8) Ms. Bruce was not an executive officer in 2002, and ceased to be an executive officer in March, 2005.

STOCK OPTION TABLES

      The following tables summarize stock option grants and exercises during 2004 to or by the named executive officers, and the value of the options held by such persons at the end of 2004.

                          OPTION GRANTS IN FISCAL 2004

                                                                             POTENTIAL REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL RATES
                                                                                   OF STOCK PRICE
                                                                              APPRECIATION FOR OPTION
                                            INDIVIDUAL GRANTS                           TERM
                               --------------------------------------------  --------------------------
                                NUMBER OF  %OF TOTAL
                               SECURITIES   OPTIONS
                               UNDERLYING  GRANTED TO
                                OPTIONS     EMPLOYEES  EXERCISE
                                GRANTED     IN FISCAL   PRICE    EXPIRATION
            NAME                 (#)(1)       YEAR      ($/SH)      DATE      5% ($)           10% ($)
-----------------------------  ----------  ----------  --------  ----------  -------          ---------
Mr. Feshbach                     75,000       7.47%     13.62    02/05/2014  643,545          1,624,185
Special Advisor

Mr. McConnell                        --         --         --            --       --                 --
President and Chief
Executive Officer

Mr. Prior                        25,000       2.49%     13.62    02/05/2014  214,515            541,395
Chief Operating Officer          10,000        1.0%     13.72    02/12/2014   86,436            218,148

Mr. Tella                        40,000       3.99%     13.62    02/05/2014  343,224            866,232
Advisor

Ms. Lanis                        30,000       2.99%     13.62    02/05/2014  257,418            649,674
Executive Vice President,
General Counsel and Secretary

Mr. Axmacher                     30,000       2.99%     13.62    02/05/2014  257,418            649,674
Executive Vice President
and Chief Financial Officer

Ms. Bruce                         20,000      1.99%     13.62    02/05/2014  171,612            433,116
Senior Vice President-
Information Systems and
Chief Information Officer

--------------------------
(1) Except as otherwise noted, the options become exercisable after one year with respect to one-third of the shares with the balance of the shares becoming exercisable in equal installments on the last day of each of the eight successive three-month periods following the initial exercisability date.

(2) The basis for the grant was annual equity compensation, after considering outside consultant recommendations in the form of a report, which analyzed the level of executive compensation for a number of comparable companies.

                         OPTION EXERCISES IN FISCAL 2004
                                       AND
                           VALUE AT END OF FISCAL 2004

                SHARES                NUMBER OF SECURITIES
               ACQUIRED              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                  ON      VALUE            OPTIONS AT             IN-THE MONEY OPTIONS AT
               EXERCISE  REALIZED      FISCAL YEAR END (#)          FISCAL YEAR END ($)
    NAME          (#)       ($)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
-------------  --------  --------  --------------------------  -----------------------------
Mr. Feshbach       -         -          432,556/ 155,440              $108,543/ $-

Mr. McConnell      -         -                -/ -                           -/ $-

Mr. Prior          -         -          158,830/ 105,420              $141,941/ $-

Mr. Tella          -         -          197,303/ 69,200               $ 76,851/ $-

Ms. Lanis                               150,062/ 50,439               $ 36,000/ $-

Mr. Axmacher       -         -           93,618/ 42,508               $ 37,606/ $-

Ms. Bruce          -         -           33,326/ 46,674                      -/ $-

----------------------
(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 2004 and the exercise price of the options for each optionee.

      The following table summarizes the Company's equity compensation plans as of December 31, 2004:

                      EQUITY COMPENSATION PLAN INFORMATION

                                 Number of                            Number of securities
                             securities to be     Weighted average   remaining available for
                           issued upon exercise  exercise price of    future issuance under
                              of outstanding        outstanding     equity compensation plans
                             options, warrants   options, warrants    (excluding securities
                                and rights           and rights     reflected in column (a))
      Plan Category                 (a)                 (b)                    (c)
-------------------------  --------------------  -----------------  -------------------------
Equity compensation plans
approved by security
holders                          2,273,580             $12.73              527,947(i)

Equity compensation plans
not approved by security
holders                          1,359,649(ii)         $14.06              314,112(iii)

Total                            3,633,229             $13.27              842,059

      (i) This number includes 447,615 shares under the 2000 Stock Incentive Plan and 80,332 shares under the 1995 Non-Employee Director Plan.

      (ii) This number includes 1,231,649 securities under the 2001 Broad-Based Stock Incentive Plan (the "2001 Plan") and 128,000 securities under the non-plan employee option agreements.

      THE 2001 PLAN. Under the 2001 Broad-Based Stock Incentive Plan (the "Plan"), the Company can grant options, stock appreciation rights ("SAR"), restricted stock, restricted stock units, performance awards, other stock grants or other stock-based awards. The total number of shares of common stock authorized to be granted pursuant to Awards (as defined in the Plan, not incentive stock options) granted under the Plan is 2,000,000. As of December 31, 2004, options to purchase an aggregate of 1,231,649 shares of the Company's common stock were outstanding under the Plan. Any employee, officer, consultant, independent contractor and non-employee directors providing services to the Company or any of its affiliates is eligible to receive awards under the Plan. The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall not have the authority to grant Awards to officers and directors in an aggregate amount that equals or exceeds fifty percent (50%) of the common stock authorized to be granted pursuant to Awards granted under the Plan. No awards may be granted under the Plan after July 30, 2011. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the Company's common stock on the date of grant of such option, SAR or award.

The Plan provides that the Committee may grant reload options, separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option to purchase the number of shares not exceeding the sum of (i) the number of shares of common stock tendered as payment upon the exercise of the option to which such reload option relates, and (ii) the number of shares of the Company's common stock tendered as payment of the amount to be withheld under income tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options granted under any stock option plan of the Company.

The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted as the Committee imposes. Restricted stock may not be transferred by the holder until any restrictions established by the Committee have lapsed. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of common stock or other securities of the Company or other similar corporate transaction or events affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or under an award, the Committee may, in such manner as it deems equitable or appropriate in order to prevent such dilution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the purchase or exercise price with respect to any award.

The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made that would violate the rules or regulations of the NASDAQ National Market or of any securities exchange applicable to the Company.

      THE NON-PLAN OPTION AGREEMENTS. Free-standing options granted include options issued as an inducement for new hires and/or in connection with new hires associated with acquisitions by the

Company. These options are issued pursuant to Non-Qualified Stock Option Agreements. These options terminate 10 years after the effective date of the grant, unless earlier terminated upon termination of employment, death or disability. Upon termination or employment, death or disability, the employee will, in certain circumstances, get an additional period of months following such event to exercise the options to the extent of the full number of shares the employee was entitled to purchase on the date of such event. The options generally become exercisable after one year with respect to one-third of the shares with the balance of the shares becoming exercisable in equal installments on the last day of each of the eight successive three-month periods following the initial exercisability date, and are not transferable or assignable by the employees that receive the grant. The exercise price per share varies and is specified in the individual Non-Qualified Stock Option Agreements.

      In some cases, the non-plan Non-Qualified Stock Option Agreements and agreements under the 2001 Plan may contain provisions that restrict the activities of the employee once the term of employment is over. These restrictions include restrictions on the former employee's ability to compete with the Company for up to one year with respect to certain activities and restrictions on the former employee's ability to hire or contract for services with any employees for former employees of the Company.

      (iii) This number reflects 314,112 shares under the 2001 Plan.

EMPLOYMENT AND OTHER AGREEMENTS

      Each of Messrs. Feshbach, McConnell, Prior, Axmacher, Tella and Mses. Lanis and Bruce (each an "Officer" and together, the "Officers") has or has had an employment agreement with the Company (an "Employment Agreement"). Except as noted, the Employment Agreements are on substantially identical terms. Under the Employment Agreements, each Officer receives an annual base salary and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The annual base salary of each of the Officers under his or her Employment Agreement as of December 31, 2004 was Mr. McConnell ($400,000), Mr. Prior ($280,000), Mr. Axmacher ($265,000), Ms.
Lanis ($250,000), and Ms. Bruce ($220,000) and $425,000 for Mr. Feshbach immediately prior to the execution of his Transition Agreement under which he transitioned from his role as Chief Executive Officer, and $280,000 for Mr. Tella in April 2004 when he ceased to be an executive officer of the Company. The salary under each Employment Agreement is subject to annual review and increase by the Compensation Committee. Ms. Lanis received a one-time signing bonus of $15,000 under the terms of her Employment Agreement. Except for Mr. McConnell's and Ms. Bruce's Employment Agreements, each Employment Agreement has an initial term of one year and renews automatically for additional one-year periods unless notice of termination is given at least three months prior to renewal. Mr. McConnell's Employment Agreement has an initial term of three years and renews automatically for additional one year periods unless notice of termination is given at least 30 days prior to renewal. Ms. Bruce's Employment Agreement has an initial term of one year and renews automatically for one additional one year period unless notice has been given prior to the first anniversary of the agreement. Mr. McConnell's agreement provides for a $400,000 (100%) bonus guaranteed for the first year of his employment.

      The Company may terminate any of the Employment Agreements at any time with or without cause upon 30 days' prior written notice to the Officer, and the Officer may terminate the Employment Agreement at any time upon 30 days' prior written notice to the Company. Except for Ms. Bruce's Employment Agreement and as noted, in the event the Company terminates the Employment Agreement without cause prior to a change of control or elects not to renew, the Officer will be entitled to receive a lump sum severance payment equal to the Officer's then current base salary plus the arithmetic average of payments made to the Officer pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. Ms. Bruce's Employment Agreement provides that under such circumstances, she would be entitled to receive a lump sum severance payment equal to six months of her then current base salary plus a pro-rated bonus based on her performance in the fiscal year in which termination occurs. Mr. McConnell's agreement provides that if termination of his employment occurs after April 23, 2005 but prior to April 23, 2007, his severance payment shall equal his then current base salary plus the arithmetic average of payments made to him with respect to the years in which he was employed by the Company. In addition, to the extent not otherwise required under the Company's stock option plan, any unvested stock option awards that would have vested during the twelve-month period following the date of termination shall vest and become immediately exercisable in full. Except for Ms. Bruce, if the Employment Agreement is terminated (or not renewed) by the Company without cause or by the Officer for good reason during the twelve-month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), the Officer shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to the Officer pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. Ms. Bruce's Employment Agreement provides that under such circumstances, she would be entitled to receive a lump sum severance payment equal to her then current base salary plus a pro-rated bonus based on her performance in the fiscal year in which termination occurs. In addition, to the extent not otherwise required under the Company's stock option plan any unvested stock option awards received by the Officer shall vest and become immediately exercisable in full. The Employment Agreement also restricts the Officer from competing with the Company under certain circumstances during the Officer's employment with the Company and for a period of two years thereafter.

ADDITIONAL TERMS OF MR. MCCONNELL'S EMPLOYMENT AGREEMENT

      In addition, Mr. McConnell received $3.5 million in cash and stock stay bonuses, subject to certain conditions. $1.5 million of this stay bonus shall be paid in cash on April 23, 2007, subject to his remaining continuously employed by the Company until such date. However, such payment shall be accelerated if prior to such date, a person or entity which is not then controlling, controlled by or under common control with the Company acquires (i) all or substantially all of the assets of the Company, or (ii) common stock of the Company (other than from the Company), with the effect that after such acquisition of stock, such person or entity holds an aggregate amount of common stock of the Company greater than 50% of the then outstanding Company common stock (a "Bonus Acceleration Event"). If either of these events occur, such cash stay bonus shall become due and payable within 5 business days of such event.

      Notwithstanding the above, Mr. McConnell's stay bonus shall not be accelerated in the event that Mr. McConnell is terminated for cause, and payment of such stay bonus shall not be accelerated in connection with any issuance of any security by the Company. However, if prior to April 23, 2007, a Bonus Acceleration Event occurs and during the twelve month period immediately following the Bonus Acceleration Event, Mr. McConnell's employment with the Company is terminated (or not renewed) by the Company without cause, or by Mr. McConnell because he was assigned duties inconsistent with his position or his base salary was decreased, then such stay bonus shall become due and payable within 5 business days of such termination of employment.

      The remaining $2.0 million of stay bonus is an award of 157,604 restricted stock units, one third of which will vest on April 23, 2005, with the balance vesting in equal quarterly installments on the last date of each of the eight successive three-month periods following April 23, 2005. In addition, pursuant to his employment agreement, Mr. McConnell purchased certain shares of the Company's Common Stock in the open market. These shares are subject to lockup restrictions and can only be transferred under limited circumstances during the lockup period. Half of such shares shall be subject to this lockup restriction until 30 days after April 23, 2005, and the other half shall be subject to this lockup restriction until 30 days after April 23, 2006. In addition to the other exceptions provided in his employment agreement for transferring such shares during this lockup period, Mr. McConnell may sell or otherwise transfer such shares during the lockup period if his employment with the Company is terminated for any reason, other than for cause.

TRANSITION AGREEMENT - JOSEPH FESHBACH

      On November 10, 2004, Mr. Feshbach executed a Transition Agreement, dated as of October 2, 2004 with the Company, which superseded and replaced his Employment Agreement. Under this Transition Agreement, Mr. Feshbach will continue as an employee of the Company, but would transition from his role as Chief Executive Officer to a role as Special Advisor, reporting directly to the Board of Directors in advising the Company on long-term strategy and capital formation, investor relations, public relations, legislative affairs, mergers and acquisitions and other duties as the Board may assign. While serving as the Special Advisor, Mr. Feshbach agreed to serve as a director of the Company and the Chairman of the Board, subject to Board and shareholder approval. In February 2005, with the approval of the Board, Mr. Feshbach relinquished his position as Chairman of the Board. The term of the Transition Agreement will terminate on October 1, 2007. As a condition for the Company entering into the Transition Agreement, Mr. Feshbach agreed to resign from his positions as an officer and director of the Company and its subsidiaries and execute a general release, releasing the Company from all claims, obligations and liabilities, except for liabilities contemplated by the Transition Agreement. Under the Transition Agreement, Mr. Feshbach will be paid $1.00 for his services from October 2, 2004 to October 1, 2005; at least $50,000 for his services from October 2, 2005 to October 1, 2006; and at least $50,000 for his services from October 2, 2006 to October 1, 2007. The Company also granted Mr. Feshbach 100,000 restricted shares of the Company's common stock, which vest in twelve equal monthly installments over a twelve-month period, with the first installment vesting on the date of the grant and thereafter on the first day of each month commencing with December 2004 and ending on October 1, 2005. Mr. Feshbach will also be eligible to receive the number of stock options granted to non-employee directors re-elected to the Board at the 2006 shareholder meeting, beginning with the annual shareholder meeting during the second calendar quarter of 2006. Mr. Feshbach was to be paid his accrued but unused vacation at the rate of pay earned by him as of September 30, 2004, on November 15, 2004. Under the Transition Agreement, Mr. Feshbach is entitled to participate in any employee benefit plans or programs of the Company that he is eligible for. In the event Mr. Feshbach is not eligible to participate in any medical or dental plan of the Company during the term of the Transition Agreement, and he elects COBRA coverage, the Company shall reimburse him for COBRA premiums for the shorter of six months or until he becomes eligible for medical and dental benefits through another employer. The Company will also provide Mr. Feshbach the use of a leased automobile during the term of the Transition Agreement, pay for up to $15,000 of his legal expenses for negotiating the Transition Agreement, and supply him with an office and a secretary in California until February 28, 2005. The Transition Agreement also contains customary confidentiality, assignment of invention and non-solicitation covenants. Furthermore, Mr. Feshbach has covenanted that he will not render service anywhere in the world to any competing business in connection with certain products during the term of the Transition Agreement and 2 years after that, subject to certain exceptions regarding accepting employment with non-competing divisions of large diversified competing businesses.

      In the event that the Company terminates Mr. Feshbach's employment without cause during the term of the Transition Agreement, he will continue to receive his then current base salary until October 1, 2007 and all unvested stock options or restricted stock grants shall immediately vest and become exercisable in full. If the Transition Agreement is not terminated prior to September 1, 2007, Mr. Feshbach shall not be required to perform any services under the Transition Agreement following that date, but the Company will continue to pay Mr. Feshbach for the period September 2, 2007 to October 1, 2007 at his then current base salary subject to his delivering to the Company a general release. Upon a change of control of the Company, any unvested stock option awards or restricted stock grants held by Mr. Feshbach shall vest and/or become immediately exercisable in full.

SEVERANCE AGREEMENT - WILLIAM TELLA

      Mr. Tella ceased to be an executive officer upon the closing of the acquisition of Critical Care Systems, Inc. in April 2004. Mr. Tella will continue as an employee until May 2005, and has received a severance package valued at approximately $450,000, which has been paid out in monthly installments from May 2004 continuing through May 2005. Mr. Tella has agreed to waive payment of his salary after the closing of the acquisition of Critical Care Systems, Inc. through May 2005, and the Company agreed to provide to him welfare benefits and automobile allowance payments through May 2005, subject to certain conditions. The severance agreement he entered into with the Company also contains customary confidentiality, assignment of invention and non-solicitation covenants, and Mr. Tella has covenanted that he will not render service anywhere in the world to any competing business in connection with certain products during the term of his employment and 2 years after the end of such employment, subject to certain exceptions regarding accepting employment with non-competing divisions of large diversified competing businesses.

SEPARATION AGREEMENT - NANCY LANIS

      On February 23, 2005, the Company entered into a Separation Agreement with Ms. Lanis in anticipation of the termination of her employment with the Company in connection with its consolidation of its headquarters and corporate functions in Nashua, New Hampshire. Ms. Lanis has elected not to relocate to New Hampshire and therefore has resigned effective May 31, 2005, and entered into the Separation Agreement and a general release with the Company.

      Under the Separation Agreement, Ms. Lanis has agreed that her last day of employment shall be May 31, 2005 and she will resign from any officer positions she currently holds at the Company on that date. The Company granted Ms. Lanis a restricted stock award of 10,000 shares of the Company's common stock as a retention bonus. These restricted shares shall become vested on May 31, 2005, subject to fulfillment of certain conditions. Subject to the execution of the Separation Agreement and general releases (and provided that Ms. Lanis does not revoke and or rescind the releases), the Company has agreed to pay Ms. Lanis, no later than the 16th day following May 31, 2005, a lump sum payment in the gross amount of $250,076.00, subject to applicable payroll withholding. The Company has also agreed to pay Ms. Lanis a lump sum payment in the gross amount of $74,572.00, subject to applicable payroll withholding, no later than June 30, 2005. The Company has also agreed to provide Ms. Lanis, for a twelve-month period beginning June 2005, with welfare benefits (including life and health insurance benefits) of substantially similar design and cost to Ms. Lanis as the benefits available to her prior to May 31, 2005. Furthermore, any unvested stock option awards held by Ms. Lanis which would otherwise vest and become exercisable during the 12 month period after May 31, 2005 shall vest and become exercisable on May 31, 2005. Subject to this accelerated vesting, all other unvested options held by Ms. Lanis shall expire on May 31, 2005. Ms. Lanis has covenanted not to compete with the Company for a period of two years after May 31, 2005, subject to certain exceptions. She will also disclose this non-compete covenant to prospective employers prior to her accepting such employment. Furthermore, for one year after May 31, 2005, she shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee or recruits of the Company who are employees or recruits as of May 31, 2005. Ms. Lanis has also agreed to provide reasonable cooperation with respect to any claims, charges or lawsuits relating to events which transpired during her employment at the Company and to cases which she managed in her capacity as General Counsel of the Company.

                              CERTAIN TRANSACTIONS

      In December 2001 and January 2002, in order to encourage the executive officers of the Company to increase their equity stake in the Company, the Board of Directors offered to accelerate the exercisability of certain options held by executive officers (provided that the underlying shares could not be sold until such time, if any, as the option would have become exercisable under its original terms) and to provide the directors and officers with loans to cover 80% of the aggregate exercise price of any options they elected to exercise. Under this program, in December 2001 Mr. Maudlin borrowed $133,683. In 2002, Dr. Auerbach borrowed $77,495, Mr. Prior borrowed $600,870, Mr. Tella borrowed $489,958, Ms. Lanis borrowed $78,200 and Mr. Axmacher borrowed $103,795 to fund 80% of the exercise price of certain options. All of these loans bore interest at an annual rate of 2.46% and matured three years from the date of origination, provided that, to the extent that any of the shares acquired pursuant to the exercise of the related option were sold, the proceeds of that sale must be used to repay the principal and interest due on the loan. As of March 1, 2005, all of such loans had been repaid in full.

      In connection with the acquisition by the Company of all of the outstanding stock of Critical Care Systems, Inc. in April 2004 (the "Acquisition"), the Company made certain purchase price payments to the stockholders of Critical Care Systems, Inc., and also paid a portion of the purchase price into an escrow account, to be released to the such stockholders, subject to certain net working capital purchase price adjustment and indemnification obligations of such stockholders, all pursuant to the Stock Purchase Agreement entered into among the Company, Critical Care Systems, Inc. and such stockholders. Mr. McConnell and Mr. Vollmer were stockholders of Critical Care Systems, Inc. and Mr. Walk held an interest in Inland Solutions LLC, which was also a stockholder of Critical Care Systems, Inc. In connection with the closing of the Acquisition, in April 2004 Mr. McConnell received $6,524,964.00, Mr. Vollmer received $284,323.00, and Mr. Walk received $698,554.00 as purchase price payments. In connection with the release of the net working capital purchase price adjustment escrow, in or about August 2004 Mr. McConnell received $223,483.02, Mr. Walk received $32,459.54 and Mr. Vollmer received $13,211.56. In addition, Mr. McConnell will be entitled to receive approximately an additional $688,063.50, Mr. Vollmer will be entitled to receive approximately an additional $40,676.00, and Mr. Walk will be entitled to receive approximately an additional $99,937.00, in each case with related interest thereon, in or about October, 2005, representing their respective portions of the purchase price payments put into escrow, subject to certain indemnification obligations.

      In connection with the Transition Agreement entered into with Mr. Feshbach, the Company agreed to allow him to use the Company's offices located in Woodside, California through February, 2005. Effective March 2005, the Company entered into a Sublease Agreement with Mr. Feshbach covering approximately 1,010 square feet at such premises for a month to month term, terminating upon the earlier of 30 days written notice by either party or July 31, 2007. The monthly rental payments under the Sublease Agreement are $4,072.70, and management believes that such amount is at fair market value.

                                PERFORMANCE GRAPH

      The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 2004 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 2000 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
       NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES

[PERFORMANCE GRAPH]

                Nasdaq   Nasdaq
      Curative    US     Health
      --------  ------   -------
1999       100     100       100
2000    83.233  62.609   133.826
2001   202.096  49.662   144.685
2002   258.233  34.335   124.667
2003   206.587  51.335   190.643
2004   102.545  55.866   240.266

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits and perquisites, if any, as well as grants to executive officers and other employees of long-term compensation incentives in the form of stock options or other equity interests pursuant to the Company's stock incentive plans. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of three independent, non-employee directors. The key objectives of the Committee in administering executive compensation are the following:

            - Aligning the economic interests of executive officers with both the short- and long-term interests of shareholders.

            - Motivating executive officers to undertake strategic business initiatives and rewarding them for the successful development and implementation of those initiatives.

            - Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

      At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options, restricted stock or restricted stock units. The committee's philosophy is to provide a compensation package that attracts and retains executive talent and delivers higher rewards for superior performance and consequences for underperformance.

BASE SALARY

      The Committee sets base salaries for executive officers (including the Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her qualifications and experience in the industry, his or her performance, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. The base salaries of the Company's executive officers who continued in their positions from December 31, 2003 to December 31, 2004 generally increased by an average of approximately 7.9% percent over their base salaries for the prior year. However, one of such executives received no increase in 2004 from her base 2003 salary.

      The Committee engaged an independent consulting firm in 2004 to conduct an analysis of executive officer compensation. In performing its analysis, the consulting firm conducted a review of the Company's compensation policies and practices with respect to its executive officers and a review of executive officer compensation of companies competing in the same industry as the Company, and comparable in growth, revenue, market value, and earnings to the Company.

BONUS INCENTIVE COMPENSATION

      The executive officers of the Company (including the Chief Executive Officer) participate in the Company's Annual Bonus Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, based on achievement of Company operating earnings goals, business unit performance and individual performance milestones.

      After the acquisition of Critical Care Systems, Inc. in April 2004, the Committee approved pre-determined percentages of the executive officers' base salary that would be paid in the form of a cash bonus if the Company achieved certain targeted earnings goals as approved by the Committee. In addition, at the beginning of the 2004 fiscal year, the Committee established certain individual milestones for each officer, and after the acquisition of Critical Care Systems, Inc., it established certain individual operational milestones of the Company related to profit margin measurements. The Committee also established specified percentages of the executive officers' base salaries that will be paid in relation to the achievement of these individual milestones. The earnings goals and the special milestones established by the Committee would permit the executive officers, except the Chief Executive Officer, to earn between sixty and eighty percent of their base salary, depending on an officer's position, in the form of a cash bonus. The Chief Executive Officer was permitted to earn up to 100% of his salary in the form of a cash bonus for meeting such earnings goals and special milestones. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

      None of the executive officers were awarded any bonuses for 2004.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

      The Committee made grants of options to the executive officers during 2004 as follows: Mr. Feshbach (75,000), Mr. Tella (40,000), Mr. Prior (35,000), Mr. Axmacher (30,000) and Ms. Lanis (30,000). In addition, in 2004, the Committee awarded 157,604 restricted stock units to Mr. McConnell in connection with his appointment as President and Chief Operating Officer in April 2004; awarded Mr. Feshbach 100,000 shares of restricted stock in connection with reduction of base salary, his foregoing any severance payments upon his transition out of the role of Chief Executive Officer, and his foregoing any cash bonus relating to the Company's 2004 performance; and awarded Mr. Axmacher 60,000 shares of restricted stock as a relocation incentive in connection with the Company's consolidation of corporate headquarters and corporate functions in Nashua, New Hampshire.

      In 2003, the Committee engaged an independent outside consulting firm to examine the Company's annual stock option grant process, in light of industry and market practices, and the Committee considered the report of this consultant in connection with its stock option grant decisions for 2004.

CHIEF EXECUTIVE OFFICER COMPENSATION

      In establishing Mr. Feshbach's compensation as Chief Executive Officer for 2004, we applied the principles outlined above in the same manner as they were applied to the other executives. We considered an independent market study regarding compensation, and compared Company performance with that of peer group companies, as well as individual performance. We did not assign relative weights to specific performance factors, but rather made a subjective determination after considering the data collectively. When Mr. McConnell replaced Mr. Feshbach as Chief Executive Officer, Mr. Feshbach waived certain rights he may have had to base salary, cash bonus and severance under his employment agreement. In determining Mr. Feshbach's compensation in connection with his transition from Chief Executive Officer to Special Advisor, we considered such waiver of rights, and the continuing value of his experience and insights for the Company.

      In April 2004, when the Company acquired Critical Care Systems, Inc., it agreed that within eighteen months of such acquisition, Mr. McConnell would be appointed as its Chief Executive Officer, subject to Board approval. In November, 2004 Mr. McConnell was appointed Chief Executive Officer of the Company. Under his employment agreement, Mr. McConnell's salary was initially and has continued to be $400,000. In determining Mr. McConnell's base salary compensation, the Committee also considered Mr. McConnell's experience and prior performance at Critical Care Systems, Inc., and industry benchmarks of peer group companies. In addition, the Company desired that Mr. McConnell's interests would be aligned with those of the stockholders of the Company, and that Mr. McConnell would demonstrate his commitment to the Company, by investing a significant portion of the proceeds he received in connection with such acquisition in stock of the Company. Accordingly, Mr. McConnell was required to purchase $2,000,000 of Company stock on the open market, and the Company matched such purchase with a restricted stock unit grant of approximately equal market value. The Committee believes that Mr. McConnell's total remuneration is consistent with the overall compensation and benefits philosophy of the Company, is appropriately positioned with respect to his peers, and reflects the Committee's subjective assessment of his performance as Chief Executive Officer.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in 2004, the Company has taken the necessary steps to allow stock options granted under the 2000 Stock Incentive Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

MEMBERS OF THE COMPENSATION COMMITTEE:

Lawrence P. English, Chairman
Paul S. Auerbach, M.D., Member
Daniel E. Berce, Member

                             AUDIT COMMITTEE REPORT

      The Audit Committee oversees the Company's internal controls and financial reporting process on behalf of the Board of Directors. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. Messrs. Berce and Maudlin are "financial experts" as the term is defined in the Securities and Exchange Commission rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee, as amended in April 2004, is available on the Company's website at www.curative.com. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors.

      Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management, the Company's internal auditor and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the independent accountants and the Company's internal auditor. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee also held regular executive sessions without management present.

      The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

      Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

Daniel E. Berce, Chairman
Lawrence P. English, Member
Timothy I. Maudlin, Member

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 2005 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than five percent of the issued and outstanding shares of Common Stock, (2) each director or director nominee, (3) each named executive officer, and (4) all directors and current executive officers as a group.

                                                       AMOUNT AND NATURE  PERCENTAGE OF
                                                         OF BENEFICIAL    COMMON STOCK
                   NAME AND ADDRESS                        OWNERSHIP       OUTSTANDING
-----------------------------------------------------  -----------------  -------------
Kennedy Capital Management, Inc. (1).................  1,404,325             10.86%
   10829 Olive Boulevard
   St. Louis, MO 63141

Joseph L. Feshbach...................................    875,028(3).          6.50%

Paul S. Auerbach, M.D................................     98,265(2).(3).         *

Daniel E. Berce......................................    133,100(3).          1.02%

Peter M. DeComo......................................      6,251(3).             *

Lawrence P. English..................................    149,100(3).          1.14%

Timothy I. Maudlin...................................    231,095(3)(4)..      1.77%

Paul F.
McConnell..........................................      420,000(3).          3.24%

Gerard Moufflet......................................    192,540(3).          1.48%

John C. Prior........................................    394,837(3).           3.0%

William C. Tella.....................................    317,348(3).          2.41%

Nancy F. Lanis.......................................    187,162(3).          1.42%

Thomas W. Axmacher...................................    209,682(3).           1.6%

All directors and current executive officers as        3,217,122(3).
a group (14 persons).................................

----------------------
*     Ownership does not exceed 1%

(1) Disclosure is made in reliance upon a statement on Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005.

(2)   Includes 15,000 shares held in trust.

(3) The number of shares shown in the table with respect to the following persons and group, includes the indicated number of shares which are issuable upon exercise of options exercisable, or restricted stock which would vest, within 60 days of March 31, 2005 ("currently exercisable options"): Mr. Feshbach, 490,369 shares; Dr. Auerbach, 83,265 shares; Mr. Berce, 117,100 shares; Mr. English, 119,100 shares; Mr. Maudlin, 93,776 shares; Mr. Moufflet, 73,517 shares; Mr. DeComo 6,251; Mr. Prior, 172,578 shares; Mr. Tella, 223,160 shares; Ms. Lanis, 172,162 shares; Mr. Axmacher, 107,787 shares; and all directors and current executive officers as a group, 3,217,122 shares.

(4) Includes 36,700 shares owned by Mr. Maudlin's spouse. Mr. Maudlin disclaims beneficial ownership of the shares owned by his spouse.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were in compliance.

                                   PROPOSAL #2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

      The Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, as independent auditors for the Company for the fiscal year ending December 31, 2005. A proposal to ratify that appointment will be presented at the Meeting. Ernst & Young LLP has served as the Company's independent auditors since September 1986. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                                2004          2003
                                FEES          FEES
                                ----          ----
AUDIT FEES (1)
  Aggregate Audit Fees        $  873,000    $522,000
AUDIT-RELATED FEES (2)
  Total Audit-Related Fees    $  179,500    $ 28,000
TAX FEES (3)
  Aggregate Tax Fees          $    7,000    $266,000
OTHER FEES (4)
  Aggregate Other Fees        $       --    $ 82,000
                              ----------    --------
TOTAL FEES                    $1,059,500    $898,000
                              ==========    ========

   (1) Included fees and expenses related to the fiscal year audit of the Company's annual financial statements, reviews of the Company's financial statements included in its quarterly reports on Form 10-Q and other services provided in connection with other SEC filings, including comfort letters, consents and comment letters. In 2004, audit services also included the audit of the Company's internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act.

   (2) Included fees billed for assurance and related services that are reasonably related to the performance of the audit or reviews of the Company's financial statements and are not reported under "Audit Fees". These services included employee benefit plan audits and due diligence and accounting consultations in connection with acquisitions..

   (3) Included fees incurred for professional services for tax compliance, tax advice and tax planning. In 2003, tax services also included $206,000 in fees incurred in connection with the Company's reorganization into a holding company structure.

   (4) Included fees for products and services other than the services reported above. In 2003, the $82,000 related to independent review organization work with respect to the Company's Corporate Integrity Agreement.

PRE-APPROVAL POLICIES

      All services provided by our independent auditor, Ernst & Young LLP, are subject to pre-approval by our Audit Committee. The Audit Committee may authorize the Chair of the Committee or any of the Committee's individual members to approve services by Ernst & Young LLP to ensure prompt handling of pre-approval matters. The Chair then reports action taken at the next Audit Committee meeting. In seeking pre-approval from the Audit Committee, the Chief Financial Officer and the independent auditor must jointly submit to the Audit Committee for its review and approval, in advance of the performance of the services to be provided by the independent auditor, a schedule of audit, audit-related, tax and all other non-audit services proposed to be provided by the independent auditor. Such schedule must list the services to be provided and the amount of fees proposed to be approved relating to such services. The Audit Committee considers the overall relationship of fees for audit and non-audit services in determining whether to approve such services. One-hundred percent (100%) of the non-audit services performed in 2004 were approved by the Audit Committee.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.

                                  OTHER ACTION

      The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the 2006 Annual Meeting of the Shareholders of the Company and included in the Proxy Statement and form of Proxy relating to that meeting must be received by the Company no later than December 29, 2005 in order to qualify for such inclusion. If the Company does not receive notice before April 1, 2006 of any other shareholder proposal intended to be presented at the 2006 Annual Meeting but not included in the Proxy Statement and form of Proxy relating to that meeting, then the persons named in the Proxy solicited by the Board for that meeting will be allowed to exercise discretionary voting power to vote on that proposal.

                          NO INCORPORATION BY REFERENCE

      The information under the headings "Performance Graph," "Compensation Committee Report on Executive Compensation" and "Audit Committee Report" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

                             SOLICITATION STATEMENT

      The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.

Hauppauge, New York                           By Order of the Board of Directors
April 28, 2005

                                              /s/ Nancy F. Lanis
                                              ----------------------------------
                                              Nancy F. Lanis
                                              Secretary

                                [CURATIVE LOGO]

                         ANNUAL MEETING OF STOCKHOLDERS

                             WEDNESDAY, JUNE 1, 2005

                                   10:00 A.M.

                         CURATIVE HEALTH SERVICES, INC.
                              SHERATON NASHUA HOTEL
                                  11 TARA BLVD.
                                NASHUA, NH 03062

                  CURATIVE HEALTH SERVICES, INC.
[CURATIVE LOGO]   CORPORATE HEADQUARTERS
                  150 MOTOR PARKWAY
                  HAUPPAUGE, NY 11788                                      PROXY
--------------------------------------------------------------------------------

                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 1, 2005
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nancy F. Lanis and Thomas Axmacher, and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Curative Health Services, Inc. (the "Company"), held of record by the undersigned on April 8, 2005 at the Annual Meeting of the Stockholders to be held June 1, 2005, and at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED `FOR' ALL PORTIONS OF ITEMS (1) AND (2) AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutions or any of them may lawfully do by vir tue hereof.

                   PLEASE PROMPTLY MARK, DATE, SIGN, AND MAIL
                    THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

                               NO POSTAGE REQUIRED

                      See reverse for voting instructions.

                               Please detach here

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Nomination and Election of Directors:

      01 Paul S. Auerbach, MD

      02 Daniel E. Berce

      03 Lawrence P. English

      04 Joseph L. Feshbach

      05 Timothy I. Maudlin

      06 Gerard Moufflet

      07 John C. Prior

      08 Peter M. DeComo

      09 Paul F. McConnell

      [ ] Vote FOR all nominees (except as marked)

      [ ] Vote WITHHELD from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE
THE NUMBER(s) OF THE NOMINEE(s) IN THE BOX PROVIDED TO THE RIGHT.) [           ]

2. To ratify the appointment of Ernst & Young as the Company's Independent Auditors.

                [ ]  For         [ ] Against     [ ]  Abstain

3. In their discretion the Proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

ALL AS MORE PARTICULARLY DESCRIBED IN THE COMPANY'S PROXY STATEMENT, DATED APRIL 28, 2005, RELATING TO SUCH MEETING, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

Address Change? Mark Box [ ] Indicate changes below:

                              Date _____________________________________________

                              [________________________________________________]
                              Signature(s) in Box

                              Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.